EXHIBIT 23(j)(1)








                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 19, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of Gartmore Variable Insurance Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers  LLP

Philadelphia,  PA
April  28,  2003


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